PRINCIPAL FUNDS, INC.
SUB-ADVISORY AGREEMENT  AMENDMENT
WELLINGTON MANAGEMENT  COMPANY LLP


This AMENDMENT to the Sub-Advisory Agreement between
Principal Management  Corporation (the "Manager")  and
WELLINGTON  MANAGEMENT  COMPANY  LLP (the "Sub-
Advisor"), executed as of October, 24, 2011 (the "Agreement") with respect to Global Multi-Strategy Fund (the "Fund"), is effective as of July 1, 2015.

1.	The Agreement is hereby amended to add the following as
Section 12:

The Sub-Advisor acknowledges  Manager's
representation that the Global Multi-Strategy Fund series is a "commodity pool" under the Commodity
Exchange Act (the "CEA") and that the Manager does not rely on the exclusion from the definition of "commodity pool operator" under Section 4.5 of the General Regulations under the CEA.

The Sub-Advisor represents that it is a commodity trading advisor duly registered with the Commodity
Futures Trading Commission (the "CFTC") and is a member of the National Futures Association (the
"NFA") or is relying on an exemption from registration as a commodity trading advisor. As applicable, the Sub-Advisor shall maintain such registration and membership or continue to qualify for an exemption from registration as a commodity trading advisor during the term of this Agreement. Further, the Sub-Advisor agrees to notify the Manager within a commercially reasonable time upon (i) a statutory disqualification of the Sub-Advisor under Sections 8a(2) or 8a(3) of the CEA, (ii) a suspension or revocation of the Sub-
Advisor's commodity trading advisor registration or NFA membership, or (iii) unless prohibited, the institution of an action or proceeding that the Sub-
Advisor reasonably believes is likely to lead to a statutory disqualification under the CEA or an investigation involving the affairs of the Fund by the CFTC or NFA.


The Agreement otherwise remains in full force and effect. In the event of a conflict between this Amendment and the Agreement or any earlier amendment, the terms of this Amendment shall prevail.



PRINCIPAL MANAGEMENT
CORPORATION

WELLINGTON MANAGEMENT
COMPANY LLP






By:  /s/ Michael J. Beer

By:  /s/ David K. Eikenberry



PRINT NAME:  Michael J. Beer

PRINT NAME:  David K.
Eikenberry



TITLE:  President & CEO

TITLE:  Senior Managing Director



DATE:  07/01/2015

DATE:  6/23/2015